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                                                                    Exhibit 16.1


April 8, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the second and third paragraphs of Item 4 included in the Current Report on Form 8-K dated April 5, 2002 of Spinnaker Exploration Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
-----------------------

Arthur Andersen LLP

Copy to: Robert M. Snell - Spinnaker Exploration Company